UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):  April 9, 2014

N-VIRO INTERNATIONAL CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Delaware	0-21802	34-1741211
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(IRS Employer Identification No.)

2254 Centennial Road Toledo, OH	43617
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:    (419) 535-6374

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 – Entry Into a Material Definitive Agreement

On April 9, 2014, N-Viro International Corporation signed a forbearance agreement with Monroe Bank + Trust (the “Bank”), temporarily restricting the Bank from exercising certain rights and remedies available after the Company defaulted on its existing Commercial Line of Credit Agreement in December 2013.  In addition to retaining certain rights and remedies, the Bank agreed to allow the Company to repay the Line of Credit over six months, with an immediate payment of approximately $39,000 including accrued interest, and successive monthly payments of $36,784 plus accrued interest at 5%, up to and including September 7, 2014 until a total of $218,000 in principal is repaid.

Item 5.02 – Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

At a meeting of the Board of Directors on April 16, 2014, the Company appointed Dr. Gene Richard to the Board of Directors as a Class II director, effective until the Company’s annual meeting to be held later in 2014.  Dr. Richard has not yet been appointed to any committees as of the date of this filing, and is the son of a current member of the Board, Carl Richard.

Dr. Richard is currently an Associate Pathologist with Consultants in Laboratory Medicine of Greater Toledo, Ohio, and has an extensive background in clinical and anatomic pathology, having practiced in Fort Wayne, Dallas and Toledo, and specializes in surgical pathology and cytopathology.  He has been educated via the Ohio State University College of Medicine, Medical University of South Carolina, Memorial Hospital for Cancer & Allied Diseases in New York, Memorial Sloan-Kettering Cancer Center in New York and the North Shore University Hospital at Cornell University, and has been Board Certified in Anatomic & Clinical Pathology since 1992.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

N-VIRO INTERNATIONAL CORPORATION

Dated:

May 6, 2014

By:

  /s/  James K. McHugh

James K. McHugh

Chief Financial Officer